Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports 3rd Quarter Growth

VALLEY COTTAGE, NY—November 14, 2006—CreditRiskMonitor (OTCBB: CRMZ) issued its results for the quarter and nine months ended September 30, 2006 earlier today.

Jerry Flum, CEO said, “The operating revenues of our core business – our on-line subscription service – continued to grow at a double-digit pace for both the third quarter and year-to-date period. Our year-to-date cash flow also remained positive, generating in excess of $255,000 compared to last year’s pro-forma $120,000, which omits last year’s litigation proceeds and related expenses.”

The following presents the operating results for the three and nine months ended September 30, 2006 and 2005, respectively:

CREDITRISKMONITOR.COM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	3 Months Ended September 30,		9 Months Ended September 30,
	2006	2005	2006	2005
Operating revenues	$1,084,838	$985,106	$3,171,089	$2,830,106

Operating expenses:
Data and product costs	316,397	300,542	1,009,400	817,158
Selling, general and
administrative expenses	678,013	669,354	2,169,792	2,081,969
Depreciation and amortization	16,794	16,725	49,997	49,458

Total operating expenses	1,011,204	986,621	3,229,189	2,948,585

Income (loss) from operations	73,634	(1,515)	(58,100)	(118,479)
Other income	18,349	9,930	49,713	19,980
Gain on settlement of litigation	—	—	—	1,100,000
Interest expense	(12,674)	(16,069)	(40,824)	(50,902)

Income (loss) before income taxes	79,309	(7,654)	(49,211)	950,599
Provision (benefit) for income taxes	517	563	4,262	1,738

Net income (loss)	$78,792	$(8,217)	$(53,473)	$948,861

Net income (loss) per share
Basic and diluted	$0.01	$0.00	$(0.01)	$0.12

CreditRiskMonitor (http://www.crmz.com) is an Internet-based financial information service, designed to save time for busy corporate credit professionals. The service, which competes with Dun & Bradstreet, provides comprehensive commercial credit reports covering public companies world-wide and includes detailed financial analysis, financial statements and trend reports, credit scores, company background information, Standard & Poor’s ratings, and peer analyses. Plus, it includes public record filings and trade payment data on millions of U.S. companies. The service also provides continuous news monitoring that keeps customers up to date on events affecting the credit worthiness of companies, including financial statement updates, SEC filings, S&P rating changes, and credit-relevant news stories and press releases.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.